Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-193625, 333-188725,  333-159416, 333-135259, 333-135258, 333-135257, 333-117591, 333-62704, and 333-62706 on Forms S-8, and 333-215481 on Form S-3, of CenterState Banks, Inc. of our report dated March 2, 2017 with respect to the consolidated financial statements of CenterState Banks, Inc., and the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of CenterState Banks, Inc. for the year ended December 31, 2016.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Fort Lauderdale, Florida

March 2, 2017